Exhibit 99.1

Sterling Consolidated Signs a Term Sheet for $2.5 million of Asset-Based Financing

PR Newswire

NEPTUNE, N.J., October 15, 2018 /PRNewswire/ -- Sterling Consolidated Corp. (OTC: STCC) (The Company), a leading supplier of hydraulic and pneumatic seals to the automotive and industrial marketplace for almost 50 years, and creator of the blockchain based DiMO Token, today shared news regarding its financing plans.

The Company today announced that they have signed a $2.5 million term sheet to obtain financing with New York City asset-based lender, Access Capital, Inc. (“Access Capital”). The term sheet calls for capital availability of $2.5 million based on a formulaic review and analysis of the Company’s accounts receivable and inventory. The Company has paid Access Capital a non-refundable due diligence fee of $10,000 and completed an on-site audit of their assets for the week ended October 12, 2018 as part of the due diligence process.

"We intend to make the switch from traditional commercial bank financing to asset-based lending, said CEO, Darren DeRosa. “Asset-based lending has some significant advantages over traditional bank financing. For one, we will not be subject to restrictive net income covenants and can be more focused on growth and expansion. It also aligns with our roll-up strategy to acquire other o-ring businesses by offering increased flexibility and a faster approval process. For example, if we find an attractive acquisition target in the o-ring sector, we will be able to increase the amount of our existing financing based on the size and quality of the target company’s assets – and move swiftly. In effect, we can leverage the balance sheet of the target company to increase our asset-based credit line which can then be used to make the acquisition of the target itself. This is powerful.”

The Company expects to complete the due diligence process with Access Capital, Inc. and close on the financing within the next 30 days.

For more information visit: http://investor.sterlingconsolidated.com

About Sterling Consolidated Corp.

Sterling Consolidated Corp., through its wholly-owned subsidiary, Sterling Seal and Supply is a leading supplier of hydraulic and pneumatic seals to the automotive and industrial marketplace for almost 50 years as well as an approved supplier to Amazon and Walmart. The Company has 5 locations throughout the USA, and plans to acquire more through its ongoing acquisition strategy. The Company is also the creator of the DiMO, a blockchain based cryptocurrency, that they hope brings an edge to the industry and improves overall profits and efficiencies through the use of smart contracts.

Investor & Media Contact:

Scott Chichester, CFO - schichester@sterlingconsolidated.com
Source:  Sterling Consolidated Corp - http://www.sterlingconsolidated.com

Forward-looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may" "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Legal Disclaimer

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent in to Sterling Consolidated Corp. will not be accepted.  No offer to buy securities in a Regulation A+ offering of Sterling can be accepted and no part of the purchase price can be received until Sterling's offering statement is qualified with the SEC.  Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date.  Any indications of interest in Sterling's offering involves no obligation or commitment of any kind.

1 Source https://www.futuremarketinsights.com/reports/gaskets-and-seals-market

SOURCE Sterling Consolidated Corp.